Exhibit 99.2

2Q CONFERENCE CALL SCRIPT

August 3, 2006

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's second-quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business and update you on the progress of our cost savings program. I will then provide a financial review of the quarter. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

As discussed during our recent calls, 2006 is a transition year as we take actions to improve the financial position of Chesapeake.

I am very encouraged by the progress in our cost savings program. We have sold two businesses, closed two facilities and are in the process of closing a third facility, while seeing an overall reduction in overhead spending. We sold our French Luxury Packaging business earlier this week. This business has generated losses in each of the past three years and thus this transaction will be immediately accretive to earnings.

Restructuring expenses, cash spending, and the related savings under the $25-million cost saving program are in-line with expectations. We expect to see increasing benefits from this program in the second half of 2006 and into 2007. Business conditions remain competitive and we are fully aware that some of the benefits attributable to our cost savings program will be off-set by such conditions, so we are increasing our efforts to achieve more than $25 million in cost savings.

I also want to emphasize that we are viewing the cost savings program as more than a one-time event and believe it represents the right long-term approach to running a successful business in a competitive industry.

We are seeing increased business activity in our German operations; including tobacco, branded products and pharmaceutical packaging. In June, we moved to a new factory and increased our label manufacturing capabilities in Scotland to further enhance our ability to serve the alcoholic drinks market. Although still in a start-up mode, we expect second half results will start to benefit from this relocation. In the pharmaceutical and healthcare division, we continue to see the benefits in the market attributable to our 2005 acquisition of Arlington Press, which is now a part of our North American Pharmaceutical and Healthcare platform. As an industry leader on both sides of the Atlantic, we have now enhanced our capability to support customers on product launches.

As we approach the seasonal peak of our year, we feel we are well positioned to serve our customers. The one area of caution at this time relates to the hot weather in Europe that could result in a temporary slow down in certain parts of our customers' businesses, notably confectionary products. However, at this point, we feel we are on track for improved financial performance over that achieved in the second half of 2005.

In summary, we are committed to improving our financial position and generating earnings more reflective of the attractive end use markets that we serve. The cost savings program is going quite well and I am confident that we'll exceed our targets. In addition, we have made changes to our retirement programs that we expect will lower our expenses and cash requirements beginning in 2007. Yes, we are in a competitive industry and maintaining margins is a daily battle but we are making progress. We have attractive growth opportunities and the people in place to make it happen. We are making steady progress and are convinced that these actions will benefit our shareholders.

Joel will now provide more details on the second quarter results.

JKM COMMENTS

Thanks Andy.

This morning we reported a second quarter net loss from continuing operations of $4.5 million, or $0.23 per share, which compares to a loss of $700,000, or $0.04 per share, for the second quarter of 2005. Including discontinued operations, we reported a net loss for the second quarter of 2006 of $4.8 million, or $0.25 per share, compared to a net loss of $700,000, or $0.04 per share, for the second quarter of 2005. The comparability of earnings from continuing operations in the two quarters is impacted by divestitures and other activities undertaken as part of our $25-million global cost savings program. To elaborate, the second quarter of 2006 included net after-tax losses of $5.4 million, or $0.28 per share, for restructuring expenses, asset impairments and other exit costs, and the second quarter of 2005 included net after-tax losses of $6.4 million, or $0.33 per share, related to divestitures. Excluding those items, income from continuing operations for the second quarter of 2006 was $900,000, or $0.05 per share, compared to $5.7 million, or $0.29 per share, for the second quarter of 2005. As we have mentioned before, our results for 2006 have been negatively impacted by increasing pension and energy costs when compared to 2005. These increases amounted to $2.6 million for the second quarter. You may recall that the increase in pension and energy costs in the first quarter amounted to $4.0 million over the 2005 levels. The decreased comparison from the first quarter of 2006 was primarily due to the escalation of energy prices that occurred in the second quarter of 2005. Energy prices for the second quarter of 2006 were higher than the prices in the second quarter of 2005, but we have benefited from the focused efforts at our factories to conserve energy as part of our $25-million cost savings program.

I'll now review our operating results in greater detail starting with the Paperboard Packaging segment. Please note that the discussion of segment results excludes restructuring expenses, asset impairments, and gains or losses related to divestitures. Also, because changes in the foreign currency exchange rates did not have a material impact on our segment results quarter over quarter, I will omit any discussion of the foreign currency impact.

Second quarter net sales of $209.9 million for the Paperboard Packaging segment were down 2% compared to net sales for the second quarter of 2005. Excluding the impact of business acquisitions and divestitures, net sales decreased 7% for the quarter. The decrease in net sales was primarily due to lower sales volumes in tobacco packaging and branded products packaging. Although the tobacco sales are down year over year, the decrease was in line with our expectation for this business as we experienced a strong second quarter in 2005 and we also anticipated reduced sales volumes as a result of our customers' consolidation and rationalization activities. Branded products packaging continued to deliver mixed results. While sales in UK confectionary packaging remained weak and declined versus the 2005 results, sales in German confectionary packaging improved compared to 2005. Sales volumes in alcoholic drinks packaging weakened from the strong results experienced in 2005 and sales in pharmaceutical and healthcare packaging were flat excluding the impact of the Arlington Press acquisition in 2005.

The Paperboard Packaging segment's EBIT for the second quarter of 2006 was $10.5 million, a decrease of 30% compared to the second quarter of 2005. As previously mentioned, increased pension and energy costs had an adverse impact on the results for 2006. In addition, the second quarter of 2005 included a $1.3 million settlement gain related to a press installation claim. The remaining decrease in EBIT was primarily related to the decreased sales volumes I mentioned, partly offset by cost savings we have achieved to date. In pharmaceutical and healthcare packaging we have benefited from improvement in some of our underperforming operations and the addition of Arlington Press; however, this benefit has been offset by the loss of orders for health warning leaflets.

The Plastic Packaging segment had sales of $34.1 million in the second quarter of 2006, down 27% from the second quarter of 2005. Excluding the impact of business acquisitions and divestitures, net sales decreased 4% from the second quarter of 2005. The decrease in net sales was primarily related to volume declines and lower resin prices offset, in part, by improvement in product mix.

EBIT for the Plastic Packaging segment was $3.5 million for the second quarter 2006, down 10% from the second of quarter 2005. The decline in EBIT was primarily related to weaker results in the South Africa beverage market, partially offset by continued strong results in specialty chemical packaging.

Corporate expenses were $4.0 million in the second quarter of 2006, down about $300,000 compared to the second quarter of 2005. The decrease was primarily due to cost savings initiatives.

Net interest expense for the second quarter of 2006 was $9.6 million, up $1.5 million from the second quarter of 2005. The increase in interest expense was primarily due to increased borrowing levels as a result of the Arlington Press acquisition, as well as higher average interest rates on borrowings under our lines of credit.

Our tax rate for the second quarter of 2006 benefited from the favorable resolution of income tax contingencies, which resulted in an income tax benefit of $1.8 million.

Net cash used by operating activities was $1.0 million for the first half of 2006, a decrease of $10.1 million from the first half of 2005. The decrease in operating cash flow primarily reflected an increase in spending associated with our global cost savings program. Excluding cash used for restructuring, net cash provided by operating activities was $9.0 million, consistent with the 2005 level.

We mentioned last quarter that we were evaluating options for debt refinancing. We now expect to replace our current $250 million revolving credit facility with a $125 - $150 million revolving credit facility and a $250 million term loan. The proposed refinancing will result in a reduced revolving credit facility more suitable to a business of our size, and will allow us to redeem our high coupon 10 3/8% sterling subordinated debt in the fourth quarter. We expect to close the new credit facility and term loan by early September and estimate this refinancing will reduce our interest expense by approximately $3 million per annum.

Before we open the call up to questions, I wanted to update you on the status of our cost savings program. The cost savings program is progressing well, and the restructuring charges, cash requirements and cost savings through the end of the second quarter are in line with our expectations. Facilities in Birmingham, England and Ezy, France have been closed; we are in the process of closing our Bedford, England facility; and on July 31, 2006 we completed the sale of our French luxury packaging business. I'll review the highlights of those initiatives for you briefly now:

    Closure activities associated with the Birmingham facility, a food and household packaging operation, were substantially completed during the first quarter of 2006. We expect to complete the sale of the property in the third quarter of 2006.
    The closure and sale of the Ezy facility, a luxury packaging operation, was completed during the second quarter of 2006.
    In Bedford, England, a pharmaceutical & healthcare packaging operation, is still on track to close by the end of the third quarter. Under the closure plan, production of products manufactured at the Bedford facility will be transferred to other Chesapeake sites in the United Kingdom. The sale of the property is estimated to occur in late 2006 or early 2007.
    On July 31 we completed our divestment efforts of what remained of our French luxury packaging business ("CLP"). During the second quarter we recorded an asset impairment charge of approximately $3.0 million related to CLP and employee severance costs of $500,000 for certain former CLP personnel. The historical results of operation of the CLP business will be presented as discontinued operations beginning in the third quarter of 2006.

In addition to the activities currently underway we are continuing to evaluate the possible closure, downsizing, consolidation or sale of additional facilities. We have also continued to implement further company-wide workforce reductions and general overhead reduction initiatives.

In total and through the end of the second quarter of 2006 the global cost savings program has resulted in:
    Total pre-tax restructuring charges of $23.2 million, of which $5.9 million are included in the second quarter results.
    Total cash expenditures of $15.6 million, of which $4.6 million are attributable to second quarter results.
    Cash expenditures to date have been mitigated by cash proceeds of $16.9 million related to the sale of our plastics operation in Northern Ireland in the first quarter of 2006, as well as other property and equipment sales related to closed facilities.
    When complete, the cost savings initiatives implemented to date are estimated to generate pretax savings of approximately $14 million per annum.

As Andy indicated we will continue to update you on our progress related to these initiatives each quarter.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 2141113).

This concludes today's call. Thank you for participating.